UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 21, 2013

Corcept Therapeutics Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-50679	77-0487658
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

149 Commonwealth Drive

Menlo Park, CA 94025

(Address of principal executive offices, with zip code)

(650) 327-3270

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former, address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 21, 2013, we signed a letter agreement with Robert L. Roe, M.D., our President and Secretary, outlining the terms of his retirement, effective December 31, 2013. Under this agreement, Dr. Roe will continue to serve as our President and Secretary through such date at his current salary and benefits. Dr. Roe’s compensation will remain the same until the retirement date, even if we reduce the scope and scale of his responsibilities or terminate him (other than a termination for cause). Dr. Roe will be eligible for any management-wide bonus paid based on services conducted in calendar year 2013. Dr. Roe will serve on an as-needed basis as a paid consultant and adviser to the Company from the retirement date until December 31, 2014, and will be compensated at a rate of $350 per hour for any such services performed. In addition, Dr. Roe will continue to vest in any options that were granted as an employee on the schedules set forth in the original option grants until December 31, 2014 or an earlier date should Dr. Roe choose to terminate his consultancy prior to December 31, 2014. In accordance with company policy, Dr. Roe will have until the earlier of three years following the termination of service with us or the original expiration date of each stock option to exercise these options. The foregoing description of the terms of the letter agreement is qualified in its entirety by reference to the provisions of the letter agreement, which will be filed as an exhibit to Corcept’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2013.

Dr. Roe has served as our President and leader of our development efforts since October 2001.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORCEPT THERAPEUTICS INCORPORATED

By:	/s/ G. Charles Robb
Name: G. Charles Robb
Title: Chief Financial Officer

Date: June 27, 2013

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